Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT, GENERAL RELEASE AND

CONSULTING AGREEMENT

This Confidential Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Keith A. Katkin, an individual (the “Employee”), and Urovant Sciences, Inc., on behalf of itself, its direct and indirect parents and all of their respective affiliated entities, including, without limitation, Sumitomo Dainippon Pharma, Co., Ltd. and Sumitovant Biopharma Ltd. (collectively, the “Company”).

1.    Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth (8th) calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 12(c), below) have been timely and properly revoked as provided in Section 12(c) before the Effective Date.

2.    Resignation of Employment and Termination of Employment Agreement. The Employee has been employed by the Company as its Chief Executive Officer on an at-will basis pursuant to the Employment Agreement signed by the Company and the Employee on September 14, 2017 (the “Employment Agreement”). The Employee resigned his position as Chief Executive Officer and resigned from all his positions as an officer and director of the Company effective as of March 23, 2020, and hereby agrees to resign his employment with the Company effective as of the close of business on April 1, 2020 (the “Separation Date”), and hereby agrees that Employee did not have “Good Reason” or any similar rights under the Employment Agreement to resign voluntarily and receive severance benefits under the Employment Agreement. During the period from March 23, 2020 until the Separation Date, the Employee shall serve as a non-officer employee of the Company and shall report to the Company’s new Chief Executive Officer and assist with any transition matters at the new Chief Executive Officer’s request. The Company hereby agrees that Employee has satisfied all applicable notice provisions in his Employment Agreement with respect to his resignation. Effective as of the Separation Date, the Employee acknowledges that his employment with the Company has irrevocably and forever ended for all purposes and will not be resumed at any time. Effective as of the Separation Date, Employee hereby confirms that Employee will not hold any position as an officer, director or employee with the Company, and Employee hereby agrees to resign from each and all of his positions as an officer or director of the Company, and as a fiduciary of any benefit plan of the Company, effective as of the Separation Date, to the extent he has not previously resigned from such positions. The parties hereto agree that the Employee’s rights to receive any payments or benefits under the Employment Agreement shall be terminated as of the Separation Date except as set forth in this Agreement, but the Employee’s obligation to abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement under Section 4 of the Employment Agreement and the provisions of the Company’s employee handbook and/or any other Company policies or agreements relating to confidential or proprietary information and intellectual property, and the terms of Section 5.7 of the Employment Agreement (Section 280G) shall remain in effect after the Separation Date. Notwithstanding the above, in the event of any conflict of terms between this Agreement and the Employee Non-Disclosure and Inventions Agreement or any other Company documents related to non-competition or non-solicitation, the terms of this Agreement shall prevail.

3.    Continuation of Benefits after the Separation Date. The Employee’s coverage under the Company’s health care benefits plans ended on the Separation Date, but the Employee shall have the right to continue his group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, vest in or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan or vested equity awards as of the Separation Date, which amounts shall be handled as provided in the applicable plan documents.

4.    Final Wages. The Company will timely pay the Employee the unpaid portion of his annual salary earned through the Separation Date by having a check for that amount, less standard deductions and withholdings, available for pick-up by the Employee at the Company’s offices on April 1, 2020, or at the Employee’s option, by sending it to the Employee at his residence on file with the Company by overnight mail on that date.

5.    Payments in Exchange for Release and Post-Termination Covenants. In return for the Employee’s promises in this Agreement, including the release and post-termination covenants set forth below in this Agreement, the Company will provide the Employee with the following payments:

(a)    The amount of $230,000, less standard payroll deductions and withholdings (the “Cash Payment”). The Cash Payment will be paid in a single, lump-sum payment by April 30, 2020, as long as this Agreement has become effective.

(b)    If the Employee is eligible for and timely elects group health plan continuation coverage under COBRA or a state or local equivalent, the Company shall pay the full amount of the premiums for the coverage the Employee had elected as of the Separation Date (i.e., employee + family) for eighteen (18) months following the Separation Date, payable directly to the Company’s COBRA insurance coverage provider on behalf of the Employee when the first premium is due after the Separation Date. Following such eighteen (18)-month period and for an additional eighteen (18) months, the Company shall directly pay the Employee on an annual basis (at Company’s sole discretion, Company may pay monthly or quarterly instead of annually) a cash payment equal to the COBRA premium that would have been due had the Employee continued to receive coverage under COBRA during such additional eighteen (18)-month period, subject to applicable tax withholding (COBRA related payments in the thirty-six (36) month period described above shall be referred to as the “Insurance Continuation,” and collectively with the Cash Payment, the “Payments”). If the Employee shall become eligible for health coverage from another employer, the Insurance Continuation payments to or on behalf of the Employee shall immediately cease. The Employee shall notify the Company within five (5) business days after accepting an employment offer that includes group health insurance coverage. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits in the first eighteen (18)-month period contemplated by this section without potentially incurring financial costs or penalties under applicable law, then in lieu of paying such COBRA premiums on the Employee’s behalf, the Company will pay the Employee on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.

6.    Company Stock. The Employee agrees that, without the prior written consent of the Company (to be granted or withheld in the sole and absolute discretion of the Board of Directors of the Company), the Employee will not (a) pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Common Stock held beneficially or of record by the Employee on the Effective Date, including shares of the Company’s Common Stock subject to stock options held by the Employee on the Effective Date (the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares, in cash or otherwise or (c) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Shares. The Employee will not transfer any Lock-Up Shares from the Company’s broker or its successor broker without the Company’s written consent. To the extent any Lock-Up Shares are not currently held by the Company’s broker, the Employee will immediately, but in no event later than three (3) business days after the Effective Date or the date the Lock-Up Shares are acquired (whichever is later), transfer such shares to the Company’s broker. The Employee irrevocably authorizes the Company to instruct its broker and any successor broker not to permit any exercise, sale, or transfer of the Lock-Up Shares without the advance written approval of the Company’s General Counsel. Notwithstanding the foregoing provisions in this Section 6, if the Employee intends to sell all or any portion of the Lock-Up Shares, the Employee hereby agrees to provide written notice of his desire to sell to the Company (along with the number of Lock-Up Shares he intends to sell) and, within five (5) business days after receipt of such notice, Sumitovant or any Sumitovant affiliate shall have the right to exercise its right to purchase such Lock-Up Shares from the Employee pursuant to the terms of the stock purchase program established by the Company and Sumitovant as in effect on the date hereof. If Sumitovant or any Sumitovant affiliate does not exercise such right to purchase within the five (5) business day period, the Employee is free to sell such Lock-Up Shares. The options underlying the Lock-up Shares will, subject to this Agreement, remain exercisable until the eighteen (18) month anniversary of the Separation Date (subject to potential earlier redemption on a future change in control of the Company), on which date the options automatically will expire and be cancelled without consideration therefore to the extent then unexercised.

7.    Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Separation Date, including, without limiting the generality of the foregoing, any compensation described in (a) the Employment Agreement, (b) any retention bonuses or other awards authorized by the Company’s Board of Directors or the Compensation Committee thereof, whether in the form of cash, restricted stock units or other equity, including, without limitation, the cash-based contribution bonus and restricted stock unit award that was granted to Employee pursuant to the letter agreement entered into on December 29, 2019 and the related award agreement for the restricted stock units, or (c) any other bonus or incentive compensation agreement (collectively, “Compensation Arrangements”). For the avoidance of doubt, the terms of this Agreement shall not affect any equity awards granted by, or any other contractual relationship with, Roivant Sciences Ltd. or any of its affiliates, and such awards or relationships shall be governed solely by the terms of their underlying agreements, plans or arrangements with Roivant Sciences Ltd. and its affiliates. In addition, notwithstanding the above, this Agreement shall not affect any of Employee’s vested equity from Company.

8.    Tax Consequences. The Employee acknowledges that the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code.

(a)    To the fullest extent applicable, Payments and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section, “Section 409A”), in accordance with one or more of the exemptions available under the Treasury Regulations under Section 409A, including, without limitation, the short-term deferral exception in Treasury Regulations Section 1.409A-1(b)(4) and the separation pay exception in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that any amount payable or benefit provided under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. To the extent required by Section 409A of the Code, any payments to Employee will only be made upon the Employee’s “separation from service” (as defined under Section 409A). This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

(b)    Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Employee is a Section 409A Specified Employee (as defined below) on the Employee’s Separation Date and the Company reasonably determines that any portion of the Payments and other benefits payable under this Agreement constitutes nonqualified deferred compensation that will subject the Employee to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such benefit if paid at the time specified in this Agreement, then the payment of such portion shall be postponed to the first business day of the seventh month following Employee’s separation from service or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). Payment of the withheld and accumulated payments (with interest as calculated below) will be treated as made on the Delayed Payment Date if the payment is made on such date or on a later date within the same calendar year as the Delayed Payment Date, or, if later, by the 15th day of the third month following the Delayed Payment Date, provided that the Employee may not, directly or indirectly, designate the year of payment. The Company and the Employee may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that Section 8(b) of this Agreement requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would otherwise have been made.

(c)    For purposes of this Agreement, a “Section 409A Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(d)    The Company makes no guarantee as to any tax treatment relating to this Agreement and neither the Company, its employees, officers, directors, or attorneys shall have any liability to the Employee on account of any adverse tax or related consequences including, without limiting the generality of the foregoing, adverse consequences under Section 409A. The Employee represents that he has or will consult with his own tax advisors as to any such tax consequences.

(e)    To the extent necessary to avoid adverse tax consequences under Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following:

(i)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)    any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

9.    Release by Employee.

(a)    Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or separation of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, and the Compensation Arrangements or any other agreement or compensation arrangement between the Employee and the Company, in each case to the maximum extent permitted by law. In addition, the Employee specifically and expressly, fully and without limitation releases and forever discharges the Releasees with respect to any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; ERISA; any provision of the laws of California governing wages and hours; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful separation; state or federal wage and hour laws; and any other state or federal law, rule or regulation dealing with the employment relationship. In the event this Agreement is entered into prior to the Separation Date, the Employee hereby agrees to re-execute this Agreement and the release on the Separation Date.

(b)    Governmental Agencies. Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c)    Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, any indemnification agreement signed by the Employee and the Company, or any other applicable source. Following the Separation Date, during the Consulting Term (as defined below) and after the conclusion of the Consulting Term (such period, the “Indemnification Period”), the Company shall, to the extent permitted by applicable law, defend and indemnify the Employee against any and all claims, lawsuits or administrative proceedings arising in connection with or related to the Employee’s employment and Consulting Services (as defined below) with the Company; provided, however, that no indemnification shall be provided for any action or claim brought against the Employee in good faith by the Company for breach of (or to otherwise enforce) this Agreement or any of the Employee’s duties and obligations owed to the Company. During the Indemnification Period, the Company shall cover the Employee under the directors and officers liability insurance in place for other executives, including any tail coverage put in place in the event of a sale or business combination of the Company.

10.    Waiver of Civil Code Section 1542.

(a)    The Employee understands and agrees that the release provided herein extends to all Claims released above, whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(b)    It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.    Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

12.    Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)    The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)    The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

(c)    The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 7, 9, 10 and 11 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise his right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s General Counsel, Bryan Smith, by email sent to: Bryan.Smith@Urovant.com before the close of business on the seventh (7th) calendar day after he signs this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Employee timely revokes the Specified Sections of this Agreement, he will not receive or be entitled to any portion of the Payments or other benefits under this Agreement.

13.    Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or his spouse, or as may be required by law. The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures as may be required by law.

14.    No Filings. The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company. The Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law. Such disclosure must include how he has firsthand knowledge of the known or suspected violation. If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

15.    Confidential and Proprietary Information.

(a)    The Employee acknowledges that during the course of or related to his employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to him (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company or its business. The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company. The Employee further agrees that he will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s General Counsel. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof.

(b)    Effective as of the Separation Date, the Employee represents and warrants that he has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company that were in his possession or control without retaining either electronically stored or physical copies thereof; provided, however, that the Employee may retain his work computer following the Separation Date, subject to the Company’s satisfaction for removal of all Confidential and Proprietary Information and other Company-related software, data or information. During the Consulting Term, the Employee must use his own equipment in connection with the Consulting Services (as defined below).

(c)    Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade

Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15(c), then the Company may be entitled to an award of exemplary damages and attorneys’ fees against him.

16.    Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information, and any violation of Sections 13, 15 or 17 of this Agreement or the Employment Agreement will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief. In the event of a breach of any provision of this Agreement by the Employee, including Sections 13, 15, and 17 the Company shall, without excluding other remedies available to them, be entitled to an award in an amount equal to the Payments paid to him as of the date of such breach, and the Company shall be excused from making any Payments that have not yet been paid.

17.    Cooperation Clause. During the Consulting Term, the Employee agrees to cooperate with the Company’s and its counsel’s reasonable requests for information or assistance, including related to any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. The Company agrees to reimburse Employee for any reasonable expenses incurred by Employee in connection with such cooperation as long as the parties have discussed and agreed upon the expense before it is incurred. Except as required by law, or authorized in advance by the Company’s General Counsel, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company. If asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company’s General Counsel. For purposes of clarification, in the event that the Employee does receive a communication from someone who has filed a lawsuit or is contemplating litigation, but the Employee only becomes aware of that fact during that communication, the Employee shall say “I have no comment” at such time and such action will not be in breach of this Section 17.

18.    Consulting Services.

(a)    Beginning on the Separation Date and continuing until the fifth anniversary of the Separation Date (the “Consulting Term”), the Employee agrees to provide consulting services to the Company as may be reasonably requested by the Board of Urovant Sciences Ltd. from time to time; provided that the Employee and the Board agree that in no event will the Board require, nor will the Employee perform, a level of services during the Consulting Term that would result in the Employee not having a “separation from service” (within the meaning of Section 409A) from the Company on the Separation Date. These services will be provided at the discretion of the Board and may include but are not limited to (i) performing reasonable transition and integration services related to the Company’s business and financial reporting, (ii) advising the Board on strategic Company matters, (iii) advising on or assisting with customer, shareholder, analyst, vendor, healthcare professional, and other relationships, and (iv) any other assignment from the Company’s Board, as determined from time-to-time (the “Consulting Services”). The Employee agrees to be available up to forty (40) hours per month on average during the Consulting Term to perform the Consulting Services. The Consulting Services will be performed as may reasonably be requested by the Board after reasonable consultation with the Employee. During the Consulting Term, the Employee shall not represent or hold himself out as an employee of the Company.

(b)    The Consulting Term may not be terminated by either the Company or the Employee for any reason, except that the Consulting Term shall automatically terminate with no further consideration upon the Employee’s death or upon the Employee’s breach of this Section 18(b) and Section 18(d). During the Consulting Term, the Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with Vibegron or the overactive bladder (OAB) market. Ownership by the Employee in professionally managed funds over which the Employee does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this section.

(c)    During the Consulting Term, Employee will not directly or indirectly, (i) solicit any individual who is, on the Separation Date (or was, during the six (6) month period prior to such date), employed by the Company to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company, or (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)    During the Consulting Term, and with respect to Vibegron or the OAB market only, Employee will not directly or indirectly, (i) induce or attempt to induce (A) any then-current customer, (B) any person or entity as to which Employee was personally involved, during the six (6) month period prior to the Separation Date, in any Company efforts to secure such person or entity as a customer, or (C) any supplier, licensee or other business associate of the Company to cease doing business with the Company, or (ii) interfere with the relationship between any such customer, person or entity, supplier, licensee or business associate, on the one hand, and the Company, on the other hand.

(e)    Neither the Consulting Services, the relationship created between the parties hereto pursuant to the provision of the Consulting Services, nor any course of dealing between the parties related to the Consulting Services is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. The Employee acknowledges and agrees that his status at all times during the Consulting Term shall be that of an independent contractor, and that the Employee shall have the right to control and determine the method and means of performing the Consulting Services. The Employee hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the Consulting Term.

(f)     The Employee and the Company hereby agree that the Employee shall not be entitled to any additional remuneration or fees of any kind for performing the Consulting Services other than the Consulting Fee (as defined below). The Company will not withhold any monies for any state, local or federal taxing authorities from the Consulting Fee. To the extent required by law, the Company shall prepare and file a Form 1099 with the Internal Revenue Service (“IRS”) reporting the amount of the Consulting Fee paid to the Employee. The Employee shall pay, when and as due, any and all taxes incurred as a result of the Employee’s earning the Consulting Fee, including estimated taxes.

(g)    The Employee shall receive as consideration for such Consulting Services the amount of Three-Hundred Forty Nine Thousand Dollars ($349,000) per year paid in equal monthly installments commencing on April 1, 2020, for a period of five (5) years (the “Consulting Fee”).

19.    Non-disparagement; Reference Checks. The Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company, its affiliates, and any director, officer or employee and/or the products and services of the Company to any third party. The Company agrees that its affiliates, current directors and officers shall not disparage or otherwise publish or communicate derogatory statements about the Employee to any third party. The Employee shall direct all prospective employers desiring a reference check to the Company’s Chief Human Resources Officer and Senior Vice President, who will only provide the Employee’s dates of employment and last position held.

20.    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any amount paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

22.    Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Orange County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 22 shall not restrict actions for equitable relief by the Company for violation of Sections 13, 15 and 17 of this Agreement.

23.    Dispute-Related Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

24.    Attorney’s Fees for Agreement. The Employee shall be reimbursed by the Company of the reasonable attorney’s fees incurred by the Employee in negotiating this Agreement, up to Ten Thousand Dollars ($10,000), upon the Company’s receipt of such appropriate documentation thereof as the Company may require.

25.    Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

26.    Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

27.    Entire Agreement. This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Compensation Arrangements. Notwithstanding any language to the contrary herein, in the event of a conflict in terms of this Agreement and any other Company documents, including, but not limited, to any plan documents, the terms of this Agreement will prevail.

28.    Interpretation. This Agreement has been reviewed by the parties and by their respective attorneys. The parties have had a full opportunity to negotiate the contents hereof. The parties to this Agreement expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

29.    Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

30.    Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

31.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

32.    Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

33.    Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Keith A. Katkin

If to the Company:	Urovant Sciences, Inc.
Attn: General Counsel
5281 California Ave., Suite 100
Irvine, CA 92617

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY; AND THE EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”	/s/ Keith A. Katkin
Keith A. Katkin

Dated: March 23, 2020

“Company”	UROVANT SCIENCES, INC.

	By:	/s/ Bryan E. Smith
	Name:	Bryan E. Smith
	Title:	General Counsel

Dated: March 23, 2020